Exhibit 99.1

Spero Therapeutics Announces First Quarter 2024 Operating Results and Provides a Business Update

•	On track for topline data from SPR720 Phase 2a proof-of-concept trial in treatment-naive and treatment-experienced non-refractory NTM-PD patients, expected in 2H 2024

•	Enrollment ongoing in PIVOT-PO, a pivotal Phase 3 clinical trial of oral tebipenem HBr in cUTI

•	Received FDA Fast Track designation for SPR206 for treatment of HABP/VABP due to CRABc and CRPA

•	Cash balance of $82.3 million as of March 31, 2024; reiterate expected cash runway into late 2025

CAMBRIDGE, Mass., May 15, 2024 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company, focused on identifying and developing novel treatments for rare diseases and multi-drug resistant (MDR) bacterial infections, today announced financial and operational results for the quarter ended March 31, 2024.

“We continued to make progress towards our stated goals across our clinical pipeline, in both our wholly-owned and partnered programs,” stated Sath Shukla, President and Chief Executive Officer of Spero. “Anticipated top-line data from the Phase 2a clinical trial of SPR720 in the second half of 2024 continues to present an exciting potential opportunity to redefine the standard of care in nontuberculous mycobacterial pulmonary disease (NTM-PD). Additionally, tebipenem HBr as the potential first oral carbapenem for complicated urinary tract infection (cUTI) continues to enroll patients globally in our Phase 3 PIVOT-PO clinical trial, with enrollment completion anticipated in the second half of 2025. Supported by a strong balance sheet, Spero remains well capitalized with expected cash runway into late 2025.”

Pipeline Update

SPR720

SPR720 is an investigational, novel, oral, first-line treatment for NTM-PD.

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Top-line data from the Phase 2a proof-of-concept clinical trial are expected in 2H 2024. The trial is expected to enroll treatment-naïve or treatment-experienced participants with non-refractory NTM-PD due to Mycobacterium avium complex. The primary endpoint evaluates changes in bacterial load in sputum samples from baseline to the end of the 56-day treatment period. Key secondary endpoints include assessments of clinical response, quality of life, pharmacokinetics, and safety and tolerability. For more information on the trial, see ClinicalTrials.gov identifier NCT05496374.

Tebipenem HBr

Tebipenem HBr is an investigational oral carbapenem antibiotic being developed for the treatment of cUTI, including acute pyelonephritis (AP), to help patients potentially avoid hospitalizations or reduce duration of in-patient therapy. Spero granted GSK an exclusive license to commercialize tebipenem HBr in all territories, except certain Asian territories.

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Enrollment continues in PIVOT-PO, a global, randomized, double-blind, Phase 3 clinical trial of tebipenem HBr in patients with cUTI. The trial compares oral tebipenem HBr with intravenous imipenem cilastatin, in hospitalized adult patients with cUTI/AP. The primary endpoint is overall response, which is a combination of clinical cure and favorable microbiological response, at the Test-of-Cure (TOC) visit. The trial is expected to enroll approximately 2,648 patients, with enrollment completion targeted for 2H 2025. For more information on PIVOT-PO, refer to ClinicalTrials.gov ID NCT06059846.

SPR206

SPR206 is an innovative, investigational, intravenously administered direct-acting next-generation polymyxin that has shown antibiotic activity against MDR Gram-negative pathogens, including carbapenem-resistant Enterobacterales, Acinetobacter baumannii and Pseudomonas aeruginosa in preclinical studies.

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In February 2024, the U.S. Food and Drug Administration (FDA) cleared the Company’s Investigational New Drug (IND) application to advance SPR206 into a Phase 2 clinical trial in participants with hospital-acquired or ventilator-associated bacterial pneumonia (HABP/VABP).

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In March 2024, SPR206 received Fast Track designation by the FDA for treatment of HABP/VABP due to carbapenem-resistant Acinetobacter baumannii-calcoaceticus complex (“CRABc”) and carbapenem-resistant Pseudomonas aeruginosa (“CRPA”). The Company plans to initiate a Phase 2 clinical trial contingent on availability of non-dilutive funding.

First Quarter 2024 Financial Results

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Spero reported a net loss of $12.7 million, or ($0.24) per share of common stock, basic and diluted, for the first quarter ended March 31, 2024, compared with a net loss of $13.3 million, or ($0.25) per share of common stock, basic and diluted, for the first quarter ended March 31, 2023.

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Total revenue for the first quarter of 2024 was $9.3 million, compared with total revenue of $2.1 million for the first quarter of 2023. The revenue increase for the first quarter of 2024 was primarily due to an increase in collaboration revenue related to our agreement with GSK for tebipenem HBr, and an increase in grant revenue related to our BARDA contract for tebipenem HBr, partially offset by a decrease under our NIAID agreement relating to SPR206.

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Research and development expenses for the first quarter of 2024 were $17.3 million, compared to $9.0 million for the same period in 2023. The year-over-year increase was primarily due to increased clinical activity during the period related to the ongoing Phase 2a clinical trial of SPR720 and the pivotal Phase 3 trial of tebipenem HBr, offset by lower expenses related to SPR206 and lower R&D personnel-related costs.

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General and administrative expenses for the first quarter of 2024 were $5.9 million, compared to $7.3 million for the same period in 2023. The year-over-year decrease was primarily due to decreases in G&A personnel-related costs, professional and consulting fees, and facility-related expenses.

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As of March 31, 2024, Spero had cash and cash equivalents of $82.3 million, compared to $76.3 million at December 31, 2023. The increase in the cash balance was a result of the receipt of $23.8 million milestone payment from GSK, the first of four equal tranches of the $95.0 million development milestones that Spero earned upon first patient enrollment in the tebipenem HBr Phase 3 PIVOT-PO trial. The increase was partially offset by cash operating expenses in the quarter.

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Based on its current operating plans, Spero expects that its cash and cash equivalents, together with other non-dilutive funding commitments, will be sufficient to fund its operating expenses and capital expenditure requirements into late 2025.

For further details on Spero’s financials, refer to Spero’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (SEC) today.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Department of Defense

Select SPR206 studies are supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions, and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a multi-asset clinical-stage biopharmaceutical company focused on identifying and developing novel treatments for rare diseases and MDR bacterial infections with high unmet need.

For more information, visit www.sperotherapeutics.com

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, as well as the regulatory path forward for tebipenem HBr and potential FDA approval, the potential commercialization of tebipenem HBr, the potential receipt under the GSK license agreement of milestone payments and royalties on future sales of tebipenem HBr, and Spero’s cash runway. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including whether tebipenem HBr, SPR720 and SPR206 will advance through the clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s ongoing leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ashley R. Robinson

Managing Director, LifeSci Advisors, LLC

arr@lifesciadvisors.com

(617) 775-5956

Media Inquiries:

media@sperotherapeutics.com

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	March 31, 2024	December 31, 2023
Cash and cash equivalents	$82,271	$76,333
Other assets	85,432	106,057

Total assets	$167,703	$182,390

Total liabilities	71,454	75,496
Total stockholder’s equity	96,249	106,894

Total liabilities and stockholders’ equity	$167,703	$182,390

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues:
Grant revenue	$5,063	$1,329
Collaboration revenue - related party	4,064	517
Collaboration revenue	140	223

Total revenues	9,267	2,069
Operating expenses:
Research and development	17,332	8,979
General and administrative	5,917	7,317

Total operating expenses	23,249	16,296

Loss from operations	(13,982)	(14,227)
Other income (expense)	1,313	961

Net loss	(12,669)	(13,266)

Net loss attributable to common shareholders of Spero Therapeutics, Inc.	$(12,669)	$(13,266)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.24)	$(0.25)
Weighted average shares outstanding, basic and diluted:	53,524,037	52,527,018